Exhibit 99.1

Albireo Announces $115 Million Royalty Monetization Agreement with Sagard

-	Upfront payment for continued clinical development and commercialization of Bylvay®

-	Sagard to receive a mid-single digit average royalty rate on Bylvay sales

-	No liens against Bylvay intellectual property

-	Right to buy out Sagard’s investment at any time

BOSTON, MA — September 22, 2022 — Albireo Pharma, Inc. (Nasdaq: ALBO), a rare disease company developing novel bile acid modulators to treat pediatric and adult liver diseases, entered into a royalty monetization agreement with Sagard Healthcare Partners (“Sagard”) for a total of $115 million upfront in return for a mid-single digit average royalty rate on Bylvay global annual net revenues.

“With this agreement, we are significantly strengthening our balance sheet, providing us flexibility, and extending our cash runway beyond at least the topline data readout of our BOLD study in biliary atresia in 2024,” said Ron Cooper, President and Chief Executive Officer of Albireo. “These additional resources allow us to build Bylvay into a billion-dollar product and advance the development of our early asset pipeline.”

“We are thrilled to support Albireo in its mission to develop novel medicines to treat rare pediatric and adult liver diseases,” said David MacNaughtan, Partner & Head of Sagard Healthcare Partners. “Sagard’s investment reflects our confidence in Bylvay’s commercial prospects in PFIC and will provide Albireo with the resources to further develop this important therapy for the treatment of other rare liver diseases.”

Sagard will provide the $115 million of funding. The agreement provides Albireo with a buy-out option at 1.3x invested capital in the first three years, rising to 1.45x in the fourth year, 1.65x in the fifth year, and 2.0x thereafter, net of royalties paid. The agreement grants a first lien security interest on Albireo’s worldwide annual consolidated net revenues relating to Bylvay and associated additional collateral, and does not provide for liens on Albireo’s intellectual property.

For the commitment to provide this cash payment, Sagard will receive a 12.5% royalty rate on Albireo’s worldwide Bylvay annual net revenues for revenues up to $250 million; the royalty rate reduces to 5% for annual net revenues above $250 million, and further reduces to 1% on annual net revenues exceeding $350 million if the FDA approves Bylvay in biliary atresia, providing a mid-single digit average royalty rate based on current sales forecasts. The total royalties are capped at 1.6x invested capital if repaid by December 31, 2028, and 2.0x thereafter. Upon achievement of the cap amount, the royalty agreement will terminate.

Morgan Stanley & Co. LLC acted as sole structuring agent on the transaction. Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel for Albireo. Covington & Burling LLP served as legal counsel to Sagard.

About Bylvay (odevixibat)

Bylvay is the first drug approved in the U.S. for the treatment of pruritus in patients 3 months of age and older in all types of progressive familial intrahepatic cholestasis (PFIC). Limitation of Use: Bylvay may not be effective in PFIC type 2 patients with ABCB11 variants resulting in non-functional or complete absence of bile salt export pump protein (BSEP-3). The European Commission (EC) and UK Medicines and Healthcare Products Regulatory Agency (MHRA) have also granted marketing authorization of Bylvay for the treatment of PFIC in patients aged 6 months or older. Bylvay is available in Italy, Germany and the UK and will be available for sale in other European countries following pricing and reimbursement approval. A potent, once-daily, non-systemic ileal bile acid transport inhibitor, Bylvay acts locally in the small intestine. Bylvay can be taken as a capsule for patients that are able to swallow capsules, or opened and sprinkled onto food, which is a factor of key importance for adherence in a pediatric patient population. The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency. The medicine can only be obtained with a prescription. For more information about using Bylvay, see the package leaflet or contact your doctor or pharmacist. For full prescribing information, visit www.bylvay.com.

In the U.S. and Europe, Bylvay has orphan exclusivity for its approved PFIC indications, and orphan designations for the treatment of ALGS, biliary atresia and primary biliary cholangitis. Bylvay is being evaluated in the ongoing PEDFIC 2 open-label trial in patients with PFIC, in the BOLD Phase 3 study for patients with biliary atresia and the ASSERT Phase 3 study for ALGS.

Important Safety Information

●         The most common adverse reactions for Bylvay are diarrhea, liver test abnormalities, vomiting, abdominal pain, and fat-soluble vitamin deficiency.

●         Liver Test Abnormalities: Patients should obtain baseline liver tests and monitor during treatment. Dose reduction or treatment interruption may be required if abnormalities occur. For persistent or recurrent liver test abnormalities, consider treatment discontinuation.

●         Diarrhea: Treat dehydration. Treatment interruption or discontinuation may be required for persistent diarrhea.

●         Fat-Soluble Vitamin (FSV) Deficiency: Patient should obtain baseline vitamin levels and monitor during treatment. Supplement if deficiency is observed. If FSV deficiency persists or worsens despite FSV supplementation, discontinue treatment.

About Albireo

Albireo Pharma is a rare disease company focused on the development of novel bile acid modulators to treat pediatric and adult liver diseases. Albireo’s lead product, Bylvay, was approved by the U.S. FDA as the first drug for the treatment of pruritus in all types of progressive familial intrahepatic cholestasis (PFIC), and it is also being developed to treat other rare pediatric cholestatic liver diseases with Phase 3 trials in Alagille syndrome (ALGS) and biliary atresia, as well as Open-label Extension (OLE) studies for PFIC and ALGS. In Europe, Bylvay is reimbursed for the treatment of PFIC in Germany, England, Wales & Northern Ireland, Scotland, Italy, and Belgium. The Company has also completed a Phase 1 clinical trial for A3907 to advance development in adult cholestatic liver disease, with IND-enabling studies progressing with A2342 for viral and cholestatic liver disease. Albireo was spun out from AstraZeneca in 2008 and is headquartered in Boston, Massachusetts, with its key operating subsidiary in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

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About Sagard

Sagard is a multi-strategy alternative asset manager with more than US$13 billion under management and professionals located in Canada, the US, and Europe. Sagard seeks attractive investment returns by combining its entrepreneurial and disciplined culture with flexible capital and a unique global network of portfolio companies, limited partners, advisors and other valued relationships. As a firm, Sagard operates platforms that invest across five asset classes: private equity, private credit, healthcare royalties, real estate and venture capital. Through its ecosystem partners, Sagard also engages in private wealth management and new venture creation.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: the royalty monetization transaction with Sagard, including the potential benefits of the transaction and the expected average royalty rate; Albireo’s expected cash runway; Albireo’s commercialization plans; the plans for, or progress, scope, cost, initiation, duration, enrollment, results or timing for availability of results of, development of Bylvay, A3907, A2342 or any other Albireo product candidate or program; the target indication(s) for development or approval; potential regulatory approval and plans for potential commercialization of Bylvay in biliary atresia or ALGS or Albireo’s other product candidates; the potential benefits or competitive position of Bylvay or any other Albireo product candidate or program or the commercial opportunity in any target indication; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” or the negative of these terms or other similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: the amounts we are obligated to pay under the royalty monetization agreement will depend on a number of factors, including the commercial success and revenues from sales of Bylvay; the average royalty rate may be higher than we expect and our estimates depend on regulatory approval of Bylvay in biliary atresia; we may choose to buy out Sagard’s interest or, in certain circumstances, Sagard may require us to repurchase Sagard’s interest in the royalty interest payments; there are no guarantees that Bylvay will be commercially successful; we may encounter issues, delays or other challenges in commercializing Bylvay; whether Bylvay receives adequate reimbursement from third-party payors; the degree to which Bylvay receives acceptance from patients and physicians for its approved indication; challenges associated with execution of our sales activities, which in each case could limit the potential of our product; challenges associated with supply and distribution activities, which in each case could limit our sales and the availability of our product; results achieved in Bylvay in the treatment of patients with PFIC may be different than observed in clinical trials, and may vary among patients; potential negative impacts of the COVID-19 pandemic, including on manufacturing, supply, conduct or initiation of clinical trials, or other aspects of our business; whether favorable findings from clinical trials of Bylvay to date, including findings in indications other than PFIC, will be predictive of results from other clinical trials of Bylvay; there is no guarantee that Bylvay will be approved in jurisdictions or for indications (such as biliary atresia or ALGS) beyond the jurisdictions in which or indications for which Bylvay is currently approved; there is no guarantee that our other product candidates will be approved; estimates of the addressable patient population for target indications may prove to be incorrect; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of Bylvay, including BOLD and ASSERT and the Phase 2 clinical trial of A3907, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or Europe; delays or other challenges in the recruitment of patients for, or the conduct of, the Company’s clinical trials; and the Company’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement except as required by applicable law.

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Media Contacts:
Colleen Alabiso, 857-356-3905, colleen.alabiso@albireopharma.com

Lance Buckley, 917-439-2241, lbuckley@lippetaylor.com

Investor Contact:
Hans Vitzthum, LifeSci Advisors, LLC., 617-430-7578